Exhibit 99.1

Calisa Acquisition Corp Announces Separate Trading of its Ordinary Shares and Rights

NEW YORK, November 14, 2025—Calisa Acquisition Corp (NASDAQ: ALISU) (the “Company”) announced today that, commencing on or about November 19, 2025, holders of its units sold in the Company’s initial public offering may elect to separately trade the Company’s ordinary shares and rights included in the units. The ordinary shares and rights that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “ALIS” and “ALISR,” respectively. No fractional rights will be issued upon separation of the units and only whole rights will trade. Those units not separated will continue to trade on Nasdaq under the symbol “ALISU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and rights.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search on businesses throughout Asia.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus relating to the Company’s initial public offering filed with the SEC on October 22, 2025. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Hongfei Zhang

hongfei.zhang@calisaspac.com